SCHEDULE 14A
                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULED 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
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  Soliciting  Material  Pursuant  to  Rule  14a-11(c)  or  Rule  14a-12



                               GRADALL INDUSTRIES, .INC.
                 --------------------------------------------------
                  (Name of Registrant as Specified in Its Charter


                               GRADALL INDUSTRIES, .INC.
          -------------------------------------------------------------------
       (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant


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                               GRADALL INDUSTRIES, INC.
            406 MILL AVENUE, S.W. - NEW PHILADELPHIA, OHIO 44663


                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Stockholders of Gradall Industries, Inc. will be held at One Cleveland Center, 1375 East Ninth Street, Cleveland, Ohio, on June 3, 1997 at 10:00 a.m. Eastern Daylight Time for the following purposes:


  1.  To  elect  directors  for  the  ensuing  year;  and


  2. To consider and vote upon an amendment to the Company's Stock Option Plan increasing the number of shares available for issuance thereunder.


  3.  To transact such other business as may properly come before the meeting.


The Board of Directors has fixed the close of business on April 10, 1997 as the record date for determining the stockholders entitled to notice of and to vote at the meeting. Only stockholders of record at the close of business are entitled to vote at the meeting.


Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the enclosed return envelope to assure that your shares will be represented. Sending in your proxy will not prevent you from voting in person if you attend the meeting.


                              By  order  of  the  Board  of  Directors
                              Joseph  H.  Keller
                              Secretary


May  5,  1997



                               PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Gradall Industries, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders to be held on June 3, 1997, and any adjournment thereof.


If a proxy card is duly signed and returned, the shares represented thereby will be voted as specified therein, and if no specification is made, the shares will be voted in accordance with the recommendations of the Board of Directors. Any stockholder returning a proxy may revoke it by executing a later dated proxy or by giving notice of revocation to the Company in writing or by casting a ballot at the meeting.


At April 10, 1997, the record date, there were 8,939,294 shares of Common Stock outstanding and entitled to vote, and each share is entitled to one vote on each matter to be considered. There are no cumulative voting rights in the election of directors.


This  Proxy  Statement  is  first  being  mailed  on  or  about  May  5, 1997.



                            ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting, to hold office until the next Annual Meeting of Stockholders or until their successors are elected. The following nominees have been proposed by the Board of Directors and are currently serving as directors:


     Sangwoo Ahn
     Ernest Green
     Perry J. Lewis
     John  A. Morgan
     Barry L. Phillips
     Jack D. Rutherford
     William C. Ughetta, Jr.
          and
     David S. Williams


Sangwoo Ahn was a Co-Chairman of the Board from October 1995 to March 1996 and has been Chairman of the Board since March 1996.


Mr. Ahn is a founding partner of Morgan Lewis Githens & Ahn ("MLGA"), a privately-owned international investment banking and leveraged buyout firm which was founded in 1982. Mr. Ahn has served as a general partner of MLGAL Partners L.P. ("MLGAL"), a Connecticut limited partnership and the general partner of MLGA Fund II, L.P. ("Fund II"), since its formation in 1987. Mr. Ahn also serves on the Board of Directors of Kaneb Pipeline Partners, L.P., Kaneb Services, Inc., PAR Technology Corporation, Quaker Fabric Corporation, Stuart Entertainment, Inc. and ITI Technologies, Inc. Mr. Ahn is 58 years old.


Ernest Green has been a director of the Company since July 1996. Mr. Green is the founder of, and since its formation in 1981, has served as President and Chief Executive Officer of EGI, Inc, a manufacturer of automotive components. He is also President of Florida Production Engineering, Inc., a subsidiary of EGI, Inc. Mr. Green also serves on the Board of Directors of Accordia, Inc.,
Bank One, Dayton, N.A., DPL Inc., Duriron Company, Inc., Eaton Corporation, And Fluor Daniel GTI, Inc. Mr. Green is 58 years old.


Perry J. Lewis has been a director of the Company since 1995. Mr. Lewis is a founding partner of MLGA and has served as a general partner of MLGAL since its formation. Mr. Lewis also serves on the Board of Directors of Aon Corporation, Evergreen Media Corporation, Quaker Fabric Corporation, Stuart Entertainment, Inc. and ITI Technologies, Inc. Mr. Lewis is 59 years old.


John A. Morgan has been a director of the Company since 1995. Mr. Morgan is a founding partner of MLGA and has served as a general partner of MLGAL since its formation. Mr. Morgan also serves on the Board of Directors of TriMas Corporation, Masco Tech, Inc., Masco Corp., Allied Digital Technologies, Inc. and Lifestyle Furnishings International Ltd. Mr. Morgan is 66 years old.


Barry L. Phillips has served as President - Chief Executive Officer and has been a director of the Company since 1995 and has served as President of The Gradall Company, its wholly-owned subsidiary, since 1985. Prior to joining the Company, Mr. Phillips spent 26 years with International Harvester and was the plant manager of its Farmall Plant in Rock Island, Illinois. Mr. Phillips is 55 years old.


Jack D. Rutherford has been a director of the Company since its formation in 1985. Mr. Rutherford has served as Chairman of the Board and Chief Executive Officer of the Company from 1985 to October 1995 and as Co-Chairman of the Board from October 1995 until March 1996. He served as President and Vice Chairman of ICM Krebsoge, Inc., a manufacturer of component parts for the automotive industry, from January 1993 until December 1996. Mr. Rutherford also served as Vice Chairman of Magna LLC, and its predecessors, a holding company whose operating subsidiary manufactures hydraulic cylinders, pumps and valves, from 1986 through September 1996. Mr. Rutherford also serves on the Board of Directors of Code Alarm, Inc. Mr. Rutherford is 63 years old.


William C. Ughetta, Jr. has been a director of the Company since 1995. Mr. Ughetta has been a managing director of MLGA and MLGAL since 1994. Prior to that, Mr. Ughetta served as a Vice President of MLGA and MLGAL from 1990 to 1994. Mr. Ughetta also serves on the Board of Directors of ITI Technologies, Inc. Mr. Ughetta is 36 years old.


David S. Williams has served as Vice President, Marketing and Sales and has been a director of the Company since 1995 and has served as Vice President, Marketing and Sales of The Gradall Company since 1986. Prior to that, Mr. Williams served as President of Claas of America and held various management positions at International Harvester, including General Sales Manager. Mr. Williams is 56 years old.


Directors who are not officers or employees of the Company are entitled to receive $1,000 per attended meeting and $20,000 per annum for serving as directors of the Company. In addition, Mr. Green has been granted an option to purchase 10,000 shares of Common Stock of the Company, at an exercise price of $2.71 per share, which may be exercised at any time and from time to time prior to August 14, 2006.


                  INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors held five meetings during 1996. Each director attended At least 75% of the total number of meetings of the Board and Committees on Which he served, except Messrs. Morgan and Williams.


The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a Nominating Committee. The Board functions as a committee of the whole to nominate candidates for election as directors.


The Compensation Committee consists of Messrs. Ahn, Rutherford and Phillips. The functions of the Compensation Committee are to review and approve senior executive base and incentive compensation. The Compensation Committee met twice in 1996.


The  Audit  Committee,  which  in  1996  consisted  of  Messrs.  Ahn, Ughetta,
Rutherford and Green, held one meeting in 1996. During 1997, the Audit Committee will consist of Messrs. Green, Rutherford and Ughetta. The Audit Committee's functions are to review the plan and results of the annual audit by the Company's independent accountants, to review the adequacy of the Company's system of internal controls, to monitor related party transactions and to recommend to the directors the firm of accountants to serve as the Company's auditors.


                           EXECUTIVE COMPENSATION

The following table provides information relating to compensation for the year ended December 31, 1996 and 1995 of the Company's Chief Executive Officer and its other four most highly compensated executive officers (collectively, the "Named Executive Officers").


                         SUMMARY COMPENSATION TABLE(1)

                                                              Long-Term
                                   Annual                   Compensation Awards
    Name  and                   Compensation                  Securities          All Other
Principal Position        Year     Salary        Bonus      Underlying Options  Compensation
---------------------------------------------------------------------------------------------
Barry L. Phillips
President  and            1996    $166,000      $107,000       24,930              $18,290(2)
Chief Executive Officer   1995     165,666        99,000       28,373               18,290(2)


David  S.  Williams
Vice  President           1996    143,096         77,000       23,545               12,534(3)
Marketing  and  Sales     1995    139,524         75,000       25,220               12,534(3)


Joseph  H.  Keller,  Jr.
Vice  President,          1996     91,711         46,000        6,925                5,139(4)
Engineering  and Sec.     1995     88,806         50,000        6,305                5,139(4)


James  C.  Cahill
Vice  President,          1996     88,906         56,000       13,850                5,064(4)
Manufacturing             1995     80,681         55,500       12,610                5,064(4)


Bruce  A.  Jonker
Vice  President  and      1996     87,982         64,500       13,850                5,064(4)
Chief Financial Officer   1995     78,792         55,500       12,610                5,064(4)


1.Under rules promulgated by the Securities and Exchange Commission, since the Company was not a reporting company during 1994, only the information with respect to 1996 and 1995 is reported inthe Summary Compensation Table.


2.Includes $2,534 the Company contributed on behalf of Mr. Phillips to its Supplemental Executive Retirement Plan, $10,226 in life insurance premiums the Company paid pursuant to a split-dollar life insurance agreement with Mr. Phillips and $5,530 in life insurance premiums the Company paid pursuant to a deferred compensation agreement with Mr. Phillips.


3.Includes $2,534 the Company contributed on behalf of Mr. Williams to its Supplemental Executive Retirement Plan and $10,000 in life insurance premiums the Company paid pursuant to a deferred compensation agreement with Mr. Williams.


4.Represents the amount the Company contributed on behalf of the Named Executive Officer to its Supplemental Executive Retirement Plan.


The following tables provide information relating to stock options granted to and exercised by the Named Executive Officers during the year ended December 31, 1996.

                              OPTION GRANTS IN LAST FISCAL YEAR
                                     INDIVIDUAL GRANTS


                                                                         Potential Realizable
                     Number     % of Total                                 Value at Assumed
                  of Securities    Options                               Annual Rates of Stock
                    Underlying   Granted to    Exercise or             Price Appreciation for
                    Options     Employees in    Base Price  Expiration        Option Term
                                                                        ---------------------
Name                Granted(1)   Fiscal Year     ($/sh)(2)     Date        5%($)      10%($)
---------------------------------------------------------------------------------------------

Barry  L.  Phillips  24,930         17%          $6.32        4/17/06    $98,972    $251,045


David  S.  Williams  23,545         16            6.32        4/17/06     93,474     237,098


James  C. Cahill     13,850          9            6.32        4/17/06     54,985     139,470


Bruce  A. Jonker     13,850          9            6.32        4/17/06     54,985     139,470


Joseph H. Keller, Jr. 6,925          5            6.32        4/17/06     27,492      69,735


1. All options become exercisable in three equal annual installments commencing on April 18, 1998.


2. The options were granted prior to the existence of a public trading market for the Common Stock. Pursuant to the Option Plan, the exercise price of options Outstanding under the Option Plan is the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.



 STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                           Number of Securities       Value of Unexercised
                             Shares      Underlying  Unexercised      In-the-Money Options
                            Acquired    Options at Fiscal Year End    at Fiscal Year End(1)
                                        --------------------------  ------------------------
Name                       on Exercise  Exercisable Unexercisable  Exercisable Unexercisable
--------------------------------------------------------------------------------------------
Barry  L.  Phillips             -0-        9,458        43,845       $91,412     $333,764


David  S.  Williams             -0-        8,407        40,358        81,254      305,063


James  C.  Cahill               -0-        4,203        22,257        40,622      165,116


Bruce  A.  Jonker               -0-        4,203        22,257        40,622      165,116

Joseph  H.  Keller,  Jr.        -0-        2,102        11,128        20,316       82,553

1.  Values are calculated as the difference between the exercise price of  the options and the market value of the Company's Common Stock as of December 31, 1996.



                                PENSION PLAN

Under The Gradall Company Employees' Retirement Plan (the "Retirement Plan"), benefits are payable to all eligible employees of the Company, other than employees who participate in a separate retirement plan for bargaining unit employees. The pension plan table below sets forth the estimated annual benefit, computed as a straight-life annuity, payable under the Retirement Plan at the normal retirement age of 65:


                    Years  of  Service

     Remuneration      15             20             25        30        35
     ---------------------------------------------------------------------------
     $ 80,000       $12,000        $16,000        $20,000   $24,000   $28,000


      100,000        15,000         20,000         25,000    30,000    35,000


      120,000        18,000         24,000         30,000    36,000    42,000


      140,000        21,000         28,000         35,000    42,000    49,000


      160,000        22,500         30,000         37,500    45,000    52,500


      180,000        22,500         30,000         37,500    45,000    52,500


The Retirement Plan provides a benefit, based upon years of service with the Company since October 1983, and upon final average base compensation (i.e., salary only) for the five highest consecutive calendar years of the ten years preceding retirement. The benefits under the Retirement Plan are not subject to any deduction for Social Security or other amounts. The credited years of service at December 31, 1996 for the Named Executive Officers were as follows: Mr. Phillips, 11; Mr. Williams, 11; Mr. Cahill, 13; Mr. Jonker, 13; and Mr. Keller, 13. The Company has also adopted a non-qualified supplemental retirement plan for certain officers and key employees, including Messrs.
Cahill, Jonker and Keller (the "Restoration Plan"). The Retirement Plan provides an additional benefit to participants retiring before age 65, and is intended to minimize the effect of revised actuarial reduction factors utilized in calculating normal benefits under certain provisions of the Code and the Employee Retirement Income Security Act of 1974.


                            EMPLOYMENT AGREEMENTS

The Company has entered into employment agreements with Mr. Phillips and Mr. Williams. Mr. Phillips' agreement provides for the continuation of his employment as President at an annual salary of $166,000. Mr. Williams' agreement provides for the continuation of his employment as Vice President, Marketing and Sales at an annual salary of $140,000. The salaries of Mr. Phillips and Mr. Williams may be increased from time to time at the discretion Of the Company. The term of each agreement is for a period of one year expiring in October 1997. The term is automatically extended for successive one-year periods unless terminated upon the notice required by the agreement. If the Company terminates either agreement prior to November 1, 1997, for any reason other than "for cause," death or disability, the Company is required to continue to make all payments due thereunder for a period of 24 months. If the Company terminates either agreement after November 1, 1997, the severance period is reduced to 12 months.


The Company has also entered into employment agreements with Messrs. Keller, Cahill and Jonker which provide for the continuation of their employment at current salaries and benefit levels, subject to annual increases at the discretion of the Company. The term of each agreement is for a period of one year, which automatically renews for successive one-year terms unless terminated by the Company upon written notice. If the Company terminates the employment of Messrs. Keller, Cahill or Jonker for any reason other than "for cause," the Company is required to continue to make all payments due under the employment agreement for a period of 14 months, subject to offset for amounts earned by the officer from other employment.



                            DEFERRED COMPENSATION

The Company maintains a Supplemental Executive Retirement Plan for the benefit of certain key employees of the Company as selected by the Board of Directors including each of the Named Executive Officers (the "SERP"). Pursuant to the terms of the SERP, participants may elect to defer all or any portion of their compensation and contribute such deferral to the SERP. All participant deferrals are immediately and fully vested. The Company may make contributions to the SERP at the discretion of the Board of Directors. Company contributions are 50% vested after the participant reaches age 55 and are fully vested once the participant reaches age 60. In addition, Company contributions fully vest upon the death or disability of the participant or in the event of a change of control of the Company. If a participant's employment is terminated "for cause," all Company contributions allocated to such participant's account are forfeited. All amounts contributed to the SERP, whether as a result of Company contributions or participant deferrals have been used to purchase whole life insurance policies on the life of the participant. As of December 31, 1996, life insurance policies purchased under the SERP included policies on the lives of Mr. Phillips in the aggregate face amount of $174,000; Mr. Williams in the aggregate face amount of $103,573; Mr. Keller in the aggregate face amount of $199,234; Mr. Cahill in the aggregate face amount of $253,446; and Mr. Jonker in the aggregate face amount of $138,030. Upon the death of the insured, the entire proceeds of the policy will be paid to insured's designated beneficiary. The insured is entitled to receive the policy upon the termination of his employment as a result of disability or retirement after age 60. The Company's contribution to the SERP during 1996 and 1995 is included in "All Other Compensation" column of the "Summary Compensation Table" above.


Effective July 1989, the Company entered into a Deferred Compensation Agreement with Mr. Phillips. Pursuant to this Agreement, upon the termination of Mr. Phillips' employment with the Company at any time after age 65, the Company will pay to Mr. Phillips or his designated beneficiary in the event of his death, the sum of $78,687 per year for fifteen years. Upon the death of Mr. Phillips while employed by the Company, Mr. Phillips' designated beneficiary is entitled to receive the death benefit payable under a life insurance policy in the face amount of $125,000. Upon termination of employment as a result of disability, Mr. Phillips has the option of receiving the net cash surrender value of this policy or an assignment of the policy. The Company pays all premiums due under this policy. Premiums paid by the Company for this life insurance policy during fiscal 1996 and 1995, are included in "All Other Compensation" column of the "Summary Compensation Table" above.


The Company has entered into a Split-Dollar Life Insurance Agreement with Mr. Phillips with respect to an insurance policy on the life of Mr. Phillips with a death benefit of $500,000. Pursuant to the terms of the agreement, Mr. Phillips pays the portion of the premium attributable to the PS-58 cost of the policy, funded by an off-setting bonus from the Company, and the Company pays the balance of the premium. Upon the death of Mr. Phillips or the cancellation of the policy, the Company is entitled to receive the premiums it has paid under the policy and a portion of the cash value of the policy. The balance of the policy proceeds will be paid to Mr. Phillips or his designated beneficiary. Premiums paid by the Company for this life insurance policy during fiscal 1996 and 1995 are included in "All Other Compensation" column of the "Summary Compensation Table" above.


Effective July 1989, the Company entered into a Deferred Compensation Agreement with Mr. Williams. Pursuant to this agreement, upon the termination of Mr. Williams' employment with the Company at any time after age 60 or as a result of his disability or death, the Company will pay to Mr. Williams, or his designated beneficiary in the event of his death, the sum of $30,000 per year for 15 years. This deferred compensation payment is funded in part through an insurance policy on the life of Mr. Williams. Mr. Williams contributes $2,469 per year towards the payment of the premium due under this policy, as a deferral of his compensation. The Company contributes the balance of the premiums due under the policy which is $10,000 per year. Premiums paid by the Company for this life Insurance policy during fiscal 1996 and 1995 are included in "All Other Compensation" column of the "Summary Compensation Table" above.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 1996, the Compensation Committee of the Board of Directors consisted of Sangwoo Ahn and Jack D. Rutherford, both of whom are non-employee directors, and Barry L. Phillips, who is an executive officer of the Company. Mr. Phillips does not participate in the deliberations of the Compensation Committee concerning his compensation.


                            CERTAIN TRANSACTIONS

In January 1995, the Company entered into a Supply Agreement with Iowa Industrial Hydraulics, Inc. ("Iowa"), a wholly-owned subsidiary of Magna Power of which Jack D. Rutherford, a director of the Company, is a principal shareholder. Iowa was sold by Magna Power on August 1, 1996. The Supply Agreement has a rolling three year term, subject to termination by either party at the end of the then current term or for breach. Under the terms of the Supply Agreement, the Company purchases hydraulic cylinders from Iowa at agreed prices, subject to adjustments based upon changes in the United States Bureau of Labor Statistics Producer Price Index Code for Fluid Power
Equipment. In addition, prices may be adjusted on an annual basis as determined by negotiation in the event the actual volume of purchases differ from the estimated volume by more than 25%. The Company is not required to purchase any minimum quantity of products under the Supply Agreement. During the year ended December 31, 1996, the Company paid Iowa $2,818,738 for products purchased. The Company believes that the prices and terms of the supply Agreement are no less favorable to the Company than those which would be available in similar transactions with unaffiliated third parties.


           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the "Committee") oversees the Gradall executive compensation programs. The Committee met two times in 1996 to review and approve executive compensation matters.


   The Gradall executive compensation philosophy is designed to meet four primary goals:


1. Ensure a strong linkage between individual performance and total compensation.


2. Integrate compensation programs with Gradall's annual and long-term strategic goals.


3. Encourage long-term strategic management and enhancement of shareholder value through equity awards.


4. Attract  and  retain key executives critical to the long-term success  of
Gradall  by  providing a fully    competitive reward package that is
appropriately  sensitive to performance.


These principles are reflected in the key components of the executive compensation programs which consist of base salary, annual incentive awards, and long-term incentive awards. Increases in the base salaries and the specific level of participation in the incentive compensation plans for the executive officers is determined by the Committee based on the factors described below.


                                 BASE SALARY

An executive's base salary and subsequent adjustments are determined relative to the following factors: individual and Company performance, scope of responsibility and accountability, and comparison with industry pay practices. The Committee feels that all of these factors are significant and the relevance of each varies from executive to executive. Therefore, no specific weight has been assigned to these factors in the evaluation of an executive's base salary.


The specific measures of the Company's performance vary depending upon the executive's performance area and the goals periodically set for the performance area by the Company. Industry comparisons of manufacturing organizations of comparable asset size and net sales are drawn from survey data relating to various executive levels published by independent sources. Although the Committee reviews data representing base pay and annual cash incentive awards practices of the 25th to 75th percentiles of the competitive market, in terms of compensation, the Committee does have a policy to target base compensation at the 25th percentile of the competitive market, and the combination of base pay and annual cash compensation at the 50th percentile.


                        ANNUAL CASH INCENTIVE AWARDS

Under the Gradall Incentive Compensation Plan in effect for 1996, executive officers earned annual cash incentive awards determined as a percentage of base salary. The percentage of base salary for an executive was determined by
(i) the category to which the executive was assigned for 1996 based upon his level of responsibility and (ii) Gradall's performance as measured by growth in net income and growth in earnings per share. Awards were assigned weights of 75% for Company performance and 25% for individual performance.


                         LONG-TERM INCENTIVE AWARDS

Long-term incentive awards are in the form of stock options granted under the Company's Stock Option Plan.


Stock option awards are considered annually, by the Committee and the number of shares granted to an executive officer is based on the individual's scope of responsibility, a subjective evaluation of the performance of the individual and the Company's performance since the last grant, and industry comparisons. No specific weight is attached to these factors.


Data from three surveys published by nationally known compensation and human resources consulting firms was reviewed by the Committee to determine competitive benchmarks for awarding 1996 base salary, annual cash incentive and long-term incentive award. Competitive awards were considered by using sources presenting data as a percentage of base salary and as a dollar value. The Committee does not have a policy to target long-term incentive awards at any specific level of data as provided from these sources.


Information as to the options awarded to each executive during recent years was reviewed by the Committee. However, the Committee did not consider the total amount of options held by an executive officer in determining the size of an option awarded for 1996.


Each stock option has an exercise price equal to the fair market value of the underlying Common Stock of the Corporation on the date of grant. Stock options granted in 1996 become exercisable in three equal annual increments beginning on the second anniversary of the grant and remain exercisable for a period of ten years from the date of grant (subject to plan forfeiture restrictions). Since the stock options are granted at market price, the value of the stock options is entirely dependent upon the growth in the Company's stock price.


Barry L. Phillips, President and Chief Executive Officer, has an employment contract that provides for an annual salary of $166,000, subject to increases at the Company's discretion. In determining to leave his 1996 base salary unchanged, the Committee applied the policies described above with respect to base salaries for other executive officers.


Incentive compensation and stock option awards to Mr. Phillips were made on the same basis described above for other executive officers. In the 1996 bonus for Mr. Phillips, the Company considered, in addition to the Company's record performance during 1996 with respect to sales and net income, the successful completion of the Company's $27.4 million public offering of its Common Stock.


                              COMPENSATION  COMMITTEE


                              Sangwoo  Ahn
                              Jack  D.  Rutherford
                              Barry  L.  Phillips



                              PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the SIC Code Index and the NASDAQ Composite Index for the period August 28, 1996 through December 31, 1996. Trading in the Company's Common Stock commenced on August 28, 1996.

    COMPARISON OF CUMULATIVE TOTAL RETURN OF GRADALL INDUSTRIES, INC., NASDAQ
                        MARKET INDEX AND SIC CODE INDEX

                                                  PERIOD ENDING
                                   -----------------------------------------------------
                           BASE    8/30/96   9/30/96   10/31/96   11/29/96   12/31/96
GRADALL INDUSTRIES INC     100     106.30     112.50    108.80     133.80     123.80
SIC CODE INDEX             100     100.00     108.96    100.53     116.19     110.35
NASDAQ MARKET INDEX        100     100.00     106.98    105.75     112.32     112.07

   (Above numbers were used in the graph included in the Proxy Statement)



              PROPOSAL TO AMEND THE COMPANY'S STOCK OPTION PLAN


On March 10, 1997, the Board of Directors adopted an amendment to the Company's 1995 Stock Option Plan (the "Plan"), subject to stockholder approval, to increase the number of shares available for issuance under the Plan by 200,000 shares. At the time the Plan was adopted, 315,226 shares of Common Stock were authorized for issuance pursuant thereto. As of February 28, 1997, stock options had been granted with respect to 277,831 shares, leaving only 37,395 shares available for future grants.


The Board of Directors believes that stock options are an important means of attracting, retaining and motivating the Company's officers and key employees. Accordingly, the Board of Directors believes that it would be in the best interests of the Company and the stockholders to increase the number of shares available for the grant of stock options so as to permit the Company to continue to offer these incentives in the future. The 200,000 shares for which stockholder approval is sought represent approximately 2.2% of the Company's outstanding shares of Common Stock as of February 28, 1997.


The Plan is administered by the Board of Directors of the Company (the "Board"). The Plan authorizes only the granting of options which qualify as incentive stock options ("ISO's") under Section 422 of the Internal Revenue Code to full-time salaried employees (including officers and directors if they are employees) of the Company or a subsidiary. Subject to limitations contained in the Plan, the Board is given full authority to determine the employees to whom options are to be granted, the number of shares for which options are granted, to interpret the Plan and prescribe, amend and rescind rules and regulations relating to the Plan and the options and to make other determinations necessary or advisable for the administration of the Plan.


The identity or number of eligible employees to whom options may be granted in the future and the number of shares covered thereby are not determinable at this time. Currently there are 21 employees who are participants in the Plan.


The Plan provides that the option price of any option granted thereunder may not be less than 100% of the fair market value of the underlying shares of Common Stock on the date of grant. Payment of the option price in cash must be made in full at the time of exercise unless the Board approves another form of payment permitted by Section 422 of the Internal Revenue Code.


The term of each option will be determined by the Board, but may not exceed ten years from the date of grant. Options become exercisable at such times and in such installments as determined by the Board.


Options are not transferable or assignable during the recipient's lifetime, but upon the recipient's death may be exercised by the person to whom such option rights pass by will or by the laws of descent and distribution.


Each option granted under the Plan will terminate upon the cessation of the recipient's employment, except that for a period of three (3) months following such cessation of employment (or twelve (12) months in the case of death or disability), the option may be exercised to the extent it was exercisable on the date the recipient's employment ceased. If the recipient's employment is terminated by the Company or a subsidiary for cause, his options immediately terminate and become void.


Under the Plan, if there is any change in the outstanding shares of Common Stock by reason of any stock split, stock dividend, recapitalization, merger or other similar capital or corporate structure change, the Board of Directors may make appropriate changes in the number or kind of securities that may be issued under the Plan, as well as the number or kind of securities issuable under, and the option price of, each outstanding option.


The Plan will expire, if not sooner terminated, on October 13, 2005. The Board of Directors may terminate or amend the Plan at any time, except that no amendment may become effective without shareholder approval which would increase the number of shares issuable under the Plan, alter the eligibility requirements or materially increase the benefits accruing to participants under the Plan.


                       FEDERAL INCOME TAX CONSEQUENCES

Under current law and existing regulations, the grant of an ISO will not result in income taxable to the employee or provide a deduction to the Company.


On the exercise of an ISO, the employee will not realize taxable income. If the shares acquired upon exercise of an ISO are sold more than one year after the date of exercise and more than two years after the date of grant, the employee will recognize long-term capital gain or loss equal to the difference between the sales price of such shares and the option price. If the shares are sold before the foregoing holding period requirements are satisfied, the employee will recognize ordinary compensation income equal to the amount by which the fair market value of the shares on the date of exercise exceeds the option price, and will realize long-term or short-term capital gain to the extent the sales price exceeds the fair market value of the shares on the date of exercise.


The Company will be entitled to a deduction for tax purposes in the same amount as the employee is considered to have realized ordinary compensation income.


                         VOTE REQUIRED FOR APPROVAL

The affirmative vote of a majority of the votes cast at the meeting is required to approve the amendment to the Plan. For this purpose, abstentions and broker non-votes shall not be counted. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO AMEND THE STOCK OPTION PLAN.



                       OWNERSHIP OF VOTING SECURITIES

The following table sets forth information as of March 31, 1997 with respect to each person known to the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, the only class of voting securities of the Company which is outstanding.


     Name  and  Address          Number  of  Shares          Percent  of Class
     ------------------          ------------------          -----------------
     MLGA  Fund  II,  L.P.(1)       3,865,637                      43.1%


     Sangwoo  Ahn(1)(2)             3,931,458                      43.8


     John  A.  Morgan(1)(2)         3,921,458                      43.7


     Perry  J. Lewis(1)(2)          3,921,458                      43.7


     The  Prudential  Insurance
     Company  of America(3)           641,900                       7.2


     Templeton  Investment
     Counsel,  Inc.(4)                525,000                       5.9


     Franklin  Resources,  Inc.(4)    525,000                       5.9


     Charles  B.  Johnson(4)          525,000                       5.9


     Rupert  H.  Johnson,  Jr.(4)     525,000                       5.9


1. The business address of MLGA Fund II, L.P. and Messrs. Ahn, Lewis and Morgan, is Two Greenwich Plaza, Greenwich, CT 06830.


2. Includes 3,865,637 shares held by MLGA Fund II, L.P. MLGAL Partners L.P., the general partner of MLGA Fund II, L.P. has the power to vote or dispose of the shares held by MLGA Fund II, L.P. Therefore, as generalpartners of MLGAL Partners L.P., Messrs. Ahn, Lewis and Morgan, may be deemed to be the Beneficial owners of shares held by MLGA Fund II, L.P. Messrs. Ahn, Lewis and Morgan disclaim beneficial ownership of the shares held by MLGA Fund II, L.P.


3. The business address of The Prudential Insurance Company of America is 751 Broad Street, Newark, NJ 07102-3777.


4. Includes 525,000 shares owned by one or more open or closed-end investment companies or other managed accounts, with respect to which
Templeton Investment Counsel, Inc. ("TIC"), as an investment advisor to such accounts, has all voting and investment power. TIC is a subsidiary of Franklin
Resources, Inc.  ("FRI").  FRI  and  its  principal   shareholders, Charles B.
Johnson and Rupert H. Johnson, Jr. may be deemed to be the beneficial owner of shares held by persons or entities advised by FRI or TIC. The business address of FRI and Messrs. Johnson and Johnson is 777 Mariners Island Blvd.,
San Mateo, CA 94404. The business address of TIC is 500 East Broward Blvd., Suite 2100, Fort Lauderdale, FL 33394-3094.




The following table sets forth information as of March 31, 1997 with respect to the shares of Common Stock of the Company beneficially owned by each director, the chief executive officer and the four other most highly compensated executive officers and all directors and executive officers as a group.

     Name                       Number  of  Shares           Percent  ofClass
     ----                       ------------------          ------------------
     Sangwoo  Ahn                  3,931,458(1)                   43.8%


     James  C.  Cahill                31,903(2)                     *


     Ernest  Green                    10,000(2)                     *


     Bruce  A.  Jonker                31,903(2)                     *

     Joseph  H.  Keller               15,952(2)                     *


     Perry  J.  Lewis              3,921,458(1)                   43.7


     John  A.  Morgan              3,921,458(1)                   43.7


     Jack  D.  Rutherford            138,507                       1.5


     Barry  L.  Phillips             286,458(2)                    3.2


     William  C.  Ughetta,  Jr.       18,169                        *


     David  S.  Williams             146,907(2)                    1.6


   All of the above and other
   executive officers as a group
   (11  persons)                   4,722,899(1)                   52.6

   *Less  than  1%

1. Includes 3,865,637 shares held by MLGA Fund II, L.P., as to which Messrs. Ahn, Lewis, Morgan and Ughetta disclaim beneficial ownership.


2. Includes shares subject to options exercisable within 60 days by Mr. Cahill as to 4,203 shares, Mr. Green as to 10,000 shares, Mr. Jonker as to 4,203 shares, Mr. Keller as to 2,102 shares, Mr. Phillips as to 9,458 shares and Mr. Williams as to 8,407 shares.






           SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of beneficial ownership of such securities and changes in such beneficial ownership with the Securities and Exchange Commission. Such persons are also required to furnish to the Company copies of all reports they file pursuant to Section 16(a).


Based solely on a review of the copies of the forms filed pursuant to Section 16(a) received by it, the Company believes that its directors, executive officers and ten percent shareholders have complied with all such filing requirements.


                                VOTE REQUIRED

The eight nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of the Company's Common Stock present in person or by proxy at the Annual Meeting, a quorum being present, shall become directors. The affirmative vote of a majority of the votes cast by the holders of the Company's Common Stock, present in person or by proxy at the meeting, a quorum being present, on the proposal to approve the amendment to the Stock Option Plan will be necessary to approve the proposal. Abstentions and broker non-votes will not be counted either for or against matters submitted for vote by the stockholders.


                       INDEPENDENT PUBLIC ACCOUNTANTS

Coopers & Lybrand L.L.P., independent public accountants, are the Company's independent auditors. A representative of Coopers & Lybrand L.L.P. is expected to be present at the Annual Meeting and will have the opportunity to make a statement and be available to respond to appropriate questions.


                STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Proposals by stockholders which are intended to be presented at the next Annual Meeting of Stockholders of the Company must be received by the Company no later than December 16, 1997.






                               OTHER  MATTERS

The Board of Directors knows of no other matters to be brought before the meeting. If any other matter should properly come before the meeting, however, it is the intention of the persons named in the enclosed proxy card to vote in accordance with their best judgment on such matters.


The solicitation ofproxies is being made on behalf of the Board of Directors and the cost will be borne by the Company. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their expenses in forwarding proxy materials to the beneficial owners of the voting securities of the Company. Further solicitation of proxies may be made by telephone or other communication by regular employees of the Company without additional compensation.


                              By  order  of  the  Board  of  Directors
                              Joseph  H.  Keller
                              Secretary



May  5,  1997


A copy of the Company's Annual Report on Form 10-K for 1996 as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto, but without exhibits, will be sent to any stockholder, without charge, upon written request directed to Bruce A. Jonker, Vice President and CFO, Gradall Industries, Inc., 406 Mill Avenue S.W., New Philadelphia, Ohio 44663.